Exhibit 99.1

TORONTO, December 16, 2020 — FACT Inc. (formerly Tiburon International Trading Inc.) (OTC: FCTI) (the “Company” or “FACT, Inc”) is pleased to announce today that it has changed its ticker symbol to align with the recent strategic changes within the Company, including the refocusing of the Company on verification, reporting and management of fine art and collectibles for the global market. The name change was approved on November 18, 2020 by the Board of Directors and the majority shareholder. The Company expects that the shares of common stock will begin trading on the OTC Markets under the new symbol “FCTI” on December 16, 2020.

“We are pleased to announce a rebranding of the Company that reflects the strategic realignment of the Company’s business objective around changing the way art is authenticated, tracked and managed across multiple sectors throughout the fine art and collectible industry” said Patricia Trompeter, Chief Operating Officer of FACT, Inc. “We want our company name and symbol to embody the Company’s DNA as well as our breakthrough products and services that will revolutionize security for the art market.”

Certificates representing common shares of Tiburon International Trading, Inc. will not need to be exchanged as a result of the name change.

ABOUT FACT INC.

FACT, Inc, or Forensic Asset Certification Technology operates globally offering products and services to revolutionize security for the art market. FACT utilizes the ballistics technology currently employed by global law enforcement agencies to authenticate and analyze fine art and collectibles. FACT, Inc offers a suite of products that includes authentication, condition reporting, GPS tracking, provenance data, as well as collection management – all stored securely on blockchain accessible in real time to the consumer.

For more information, please visit www.factsecured.com

Source: FACT, Inc.

For more Information, please contact:

Patricia Trompeter

COO

T: 1.203.524.6524

E: patricia@factsecured.com

Forward-Looking Information

This press release contains forward-looking information within the meaning of applicable securities laws. All information and statements other than statements of historical facts contained in this press release are forward-looking information. Such statements and information may be identified by looking for words such as “about”, “approximately”, “may”, “believes”, “expects”, “will”, “intend”, “should”, “plan”, “predict”, “potential”, “project”, “anticipate”, “estimate”, “continue” or similar words or the negative thereof or other comparable terminology. Such forward-looking information includes, without limitation, statements with respect to business strategy and plans, and objectives of or involving the Company. The forward-looking information is based on certain key expectations and assumptions made by the Company. Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information since no assurance can be given that they will prove to be correct. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These include, but are not limited to, the market for the common shares, volatility of market price for common shares and other risks generally attributable to the business of the Company.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS PRESS RELEASE REPRESENTS THE EXPECTATIONS OF THE COMPANY AS OF THE DATE OF THIS PRESS RELEASE AND, ACCORDINGLY, IS SUBJECT TO CHANGE AFTER SUCH DATE. READERS SHOULD NOT PLACE UNDUE IMPORTANCE ON FORWARD-LOOKING INFORMATION AND SHOULD NOT RELY UPON THIS INFORMATION AS OF ANY OTHER DATE. WHILE THE COMPANY MAY ELECT TO, IT DOES NOT UNDERTAKE TO UPDATE THIS INFORMATION AT ANY PARTICULAR TIME EXCEPT AS REQUIRED IN ACCORDANCE WITH APPLICABLE SECURITIES LEGISLATION.